Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Powerdyne International Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated April 3, 2026, of the consolidated financial statements of Powerdyne International Inc. as of December 31, 2025 and 2024, for the years ended December 31, 2025 and 2024. The report for Powerdyne International Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Lateef Awojobi

LAO PROFESSIONALS

(PCAOB ID 7057)

Lagos, Nigeria

July 16, 2026